NEWS RELEASE

FOR IMMEDIATE RELEASE

January 30, 2012

CAPITOL FEDERAL FINANCIAL, INC.

REPORTS FIRST QUARTER 2012 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced results today for the quarter ended December 31, 2011.  Detailed results for the quarter will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, which will be filed with the Securities and Exchange Commission (“SEC”) on or about February 6, 2012 and posted on our website, http://ir.capfed.com.

Highlights for the quarter include:

•	net income of $18.8 million,

•	basic and diluted earnings per share of $0.12,

•	net interest margin of 1.98%,

•	dividends paid of $28.3 million,

•	tangible equity to assets ratio of 15.0% at December 31, 2011 for Capitol Federal Savings Bank (the “Bank”), and

•	non-performing loans to total loans ratio of 0.54% at December 31, 2011.

On December 21, 2011, the Company announced that the Board of Directors authorized the repurchase of up to $193.0 million of the Company’s common stock.  Since that date there have been no repurchases of the Company’s stock.  It is the intent of management to be disciplined and purchase stock at a price reflective of its trading range following the company’s second-step conversion.  Management regularly considers the movement of the stocks of other banks and bank indices in its consideration of the price to pay to repurchase stock.

Comparison of Operating Results for the Quarters Ended December 31, 2011 and September 30, 2011

For the quarter ended December 31, 2011, the Company recognized net income of $18.8 million, compared to net income of $16.8 million for the quarter ended September 30, 2011.  The $2.0 million, or 12.1%, increase in net income was due primarily to an increase in net interest income of $1.4 million, or 3.4%, and decreases in the provision for credit losses of $1.1 million, or 67.3%, and other expenses of $955 thousand, or 4.2%, partially offset by an increase in income tax expense of $1.3 million, or 14.3%.

Total interest and dividend income for the current quarter was $84.8 million compared to $86.6 million for the prior quarter.  The $1.8 million, or 2.0%, decrease was primarily a result of decreases in interest income on loans receivable and mortgage-backed securities (“MBS”).  Interest income on loans receivable decreased $1.3 million, or 2.2%, due to a 13 basis point decrease in the weighted average yield to 4.67% for the current quarter, partially offset by an increase of $23.3 million in the average balance of the portfolio.  The decrease in the weighted average yield was due primarily to a significant amount of loan endorsements, refinances, and adjustable-rate mortgage (“ARM”) loans repricing to the current lower rates during the current quarter, originations and purchases at market rates which were lower than the existing portfolio, and, to a lesser extent, principal repayments of loans with yields higher than the remaining portfolio.  Interest income on MBS decreased $580 thousand, or 3.1%, due to a decrease of 17 basis points in the average yield to 3.09%, partially offset by an increase of $55.4 million in the average balance of the portfolio.  The decrease in the weighted average yield between the two periods was due primarily to purchases of MBS at a lower average yield than the existing portfolio during the current quarter, repayments on MBS with yields higher than the remaining portfolio, and ARMs repricing.

Total interest expense decreased $3.2 million, or 7.7%, to $39.5 million for the current quarter from $42.7 million for the prior quarter.  The decrease in interest expense was due primarily to a $1.8 million, or 12.4%, decrease in interest expense on deposits and a $1.1 million, or 20.9%, decrease in interest expense on other borrowings.  The $1.8 million decrease in interest expense on deposits was due primarily to a decrease of 17 basis points in the average rate paid on the certificate of deposit portfolio, from 1.94% for the prior quarter to 1.77% for the current quarter, as the portfolio continued to reprice to lower market rates.  The $1.1 million decrease in interest expense on other borrowings was due primarily to a $102.4 million decrease in the average balance due to the maturity of repurchase agreements that were not renewed, but were replaced with Federal Home Loan Bank (“FHLB”) advances.

The net interest margin, which is calculated as the difference between interest income and interest expense divided by average interest-earning assets, increased nine basis points, from 1.89% for the quarter ended September 30, 2011 to 1.98% for the current quarter, largely due to the decrease in interest expense on the certificate of deposit portfolio and other borrowings.

During the past two quarters, our net interest margin has improved.  However, the historically low market interest rates, as reflected by the absolute level and shape of the yield curve, could potentially have a negative impact to the Company’s net interest margin during future periods if long-term market rates decrease further.  Mortgage endorsements and refinances are expected to continue over the course of the upcoming year, which could result in margin compression.  Interest rates have decreased significantly during the past year and the yield curve has flattened as a result of mixed economic data, uncertainty about the resolution of the European debt crisis, uncertainty about fiscal actions by the U.S. Congress and additional monetary policy announcements by the Federal Reserve.  In the fourth quarter of fiscal year 2011, the two-year Treasury yield decreased approximately 20 basis points while the 10-year Treasury yield decreased approximately 125 basis points.  Both yields have remained at or near these levels through the first quarter of fiscal year 2012.  Historically, the Bank has benefited from a steeper yield curve as the Bank’s mortgages are typically priced from long-term rates while deposits are priced from short-term rates.  A steeper yield curve, one with a greater difference between short-term rates and long-term rates, allows the Bank to receive a higher rate of interest on our mortgage-related assets than the rate paid for the funding for those assets, which generally results in a higher net interest margin.  As the yield curve flattens, the spread between rates received on assets and paid on liabilities becomes compressed, which generally leads to a decrease in net interest margin.

Interest-earning assets repricing to lower rates at a faster pace than interest-bearing liabilities can result in net interest margin compression.  At December 31, 2011, the Bank’s one-year gap between interest-earning assets and interest-bearing liabilities was $1.72 billion, or 18.8% of total assets.  If we experience the magnitude of asset repricing as indicated in the gap table, downward pressure may be placed on our net interest margin.  Should interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from stated levels as borrowers and agency debt issuers will have less economic incentive to modify their costs of borrowing.  If interest rates were to increase 200 basis points, the Bank’s one-year gap would be $146.4 million, or 1.6% of total assets.  The amount of interest-bearing liabilities expected to reprice in a given period is not usually impacted by changes in interest rates because the Bank’s borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early.  The majority of interest-earning assets anticipated to reprice in fiscal year 2012 are mortgages and MBS, both of which have the option to prepay and/or refinance or endorse to prevailing market interest rates.  As interest rates decrease, borrowers have an economic incentive to refinance or endorse their loans to the lower market interest rates.  Doing so significantly increases the amount of cash flows anticipated to reprice to lower market interest rates during future periods.  This was evident by the volume of mortgages that were endorsed or refinanced during fiscal year 2011 as a result of the decrease in market interest rates.  In addition, cash flows from the Bank’s callable investment securities are anticipated to increase during fiscal year 2012 as the issuers of these securities will likely exercise their option to call the securities in order to issue new debt securities at the lower market rates.  The decrease in the net interest margin due to interest-earning assets repricing downward will likely be partially offset by a further decrease in our cost of funds.

The Bank recorded a provision for credit losses of $540 thousand during the current quarter, compared to a provision of $1.7 million for the quarter ended September 30, 2011.  The provision recorded in the current quarter was primarily a result of an increase in historical losses in the formula analysis model related to purchased loans, and partially a result of changing the time periods used for certain factors in the formula analysis model to incorporate more recent data trends in the model.  Included in historical losses are specific valuation allowances (“SVAs”), which, in prior quarters, were adjusted for delinquent loan trends.  Institutions regulated by the Office of the Comptroller of the Currency (the “OCC”) are required to charge-off loan impairments rather than establishing SVAs, as was allowed by the Office of Thrift Supervision (the “OTS”).  In the current quarter, the entire SVA balance was included in historical losses.  This change was made in anticipation of the Bank charging off SVAs during the second quarter of fiscal year 2012 when the Bank is required to file a Call Report with the OCC.  See additional information regarding SVAs under “Supplemental Financial Information – Asset Quality.”

Total other expense was $22.1 million for the current quarter compared to $23.0 million for the prior quarter.  The $955 thousand, or 4.2%, decrease was primarily due to a decrease of $1.2 million, or 10.4%, in salaries and employee benefits due to a decrease in compensation expense related to dividends paid on unallocated Employee Stock Ownership Plan (“ESOP”) shares, along with small declines in deposit and loan transaction costs, regulatory and outside services and advertising and promotional expenses.  The decreases were partially offset by a $1.0 million, or 55.7%, increase in other expenses, net due to an increase in expenses related to our low-income housing partnerships and an increase in expenses associated with real estate owned (“REO”) operations.

In February 2011, the Federal Deposit Insurance Corporation adopted a new assessment structure for insured institutions effective April 2011.  One of the significant changes includes using average total Bank consolidated assets minus average tangible equity for the assessment base instead of average deposits and secured liabilities for the period.  As a result of the change, the deposit insurance assessment is anticipated to decrease by approximately $700 thousand in fiscal year 2012, as compared to fiscal year 2011.

Income tax expense was $10.1 million for the current quarter, compared to $8.9 million for the prior quarter.  The effective tax rate for the current quarter was 35.0% compared to 34.6% for the prior quarter.  Management anticipates the effective tax rate for fiscal year 2012 to be approximately 36%.

Comparison of Operating Results for the Quarters Ended December 31, 2011 and 2010

Net income for the quarter ended December 31, 2011 was $18.8 million, compared to a net loss of $11.3 million for the quarter ended December 31, 2010.  The $30.1 million increase for the current quarter was due primarily to the $40.0 million ($26.0 million, net of income tax benefit) contribution to the Capitol Federal Foundation (the “Foundation”) in connection with the second step conversion and stock offering completed in December 2010 (the “corporate reorganization”).  Additionally, net interest income increased $5.4 million, or 13.4%, from $40.0 million for the quarter ended December 31, 2010 to $45.4 million for the current quarter.  The increase in net interest income was due primarily to a decrease in interest expense of $7.8 million, or 16.5%, partially offset by a decrease in interest income of $2.4 million, or 2.8%.  The net interest margin increased 10 basis points, from 1.88% for the quarter ended December 31, 2010 to 1.98% for the quarter ended December 31, 2011, largely due to the decrease in interest expense on the certificate of deposit portfolio and other borrowings.

The following table presents selected financial results and performance ratios for the Company for the quarters ended December 31, 2011 and 2010.  Because of the magnitude and non-recurring nature of the $40.0 million contribution to the Foundation in connection with the corporate reorganization in December 2010, management believes it is important for comparability purposes to present selected financial results and performance ratios excluding the contribution to the Foundation.  The adjusted financial results and ratios for the quarter ended December 31, 2010 are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

		For the Three Months Ended
		December 31, 2010
	December 31,	Actual		Contribution		Adjusted (1)
	2011	(GAAP)		to Foundation		(Non-GAAP)
		(Dollars in thousands, except per share data)

Net income (loss)	$18,789	$(11,258)		$(26,000)		$14,742
Operating expenses	22,067	63,338		40,000		23,338
Basic earnings (loss) per share	0.12	(0.07)		(0.16)		0.09
Diluted earnings (loss) per share	0.12	(0.07)		(0.16)		0.09

Return on average assets (annualized)	0.80%	(0.51	) %	(1.18	) %	0.67%
Return on average equity (annualized)	3.87	(4.13)		(9.54)		5.41
Operating expense ratio	0.94	2.89		1.83		1.06
Efficiency ratio	42.83%	136.73%		86.35%		50.38%

(1)  The adjusted financial results and ratios are not presented in accordance with GAAP as the amounts and ratios exclude the effect of the contribution to the Foundation, net of income tax benefit. The contribution to the Foundation of $26.0 million takes into account the $14.0 million of income tax benefit associated with the $40.0 million contribution.

Total interest and dividend income for the current quarter was $84.8 million compared to $87.2 million for the prior year quarter.  The $2.4 million, or 2.8%, decrease was primarily a result of a decrease in interest income on loans receivable of $5.2 million, or 8.0%, partially offset by an increase in interest income on MBS of $3.0 million, or 19.0%.  The decrease in interest income on loans receivable was the result of a 46 basis point decrease in the average yield to 4.67% for the period, partially offset by an increase of $54.4 million in the average balance of the portfolio.  The decrease in the weighted average yield was due to loan endorsements, ARMs repricing down to lower market rates, refinances, loan originations at current market rates below that of the existing portfolio, and repayment of loans with rates higher than the portfolio. The $3.0 million, or 19.0%, increase in interest income on MBS was a result of a $778.2 million increase in the average balance of the portfolio, partially offset by a decrease of 76 basis points in the weighted average yield to 3.09% for the current quarter.  The increase in the average balance was a result of purchases funded primarily by the proceeds from the corporate reorganization in December 2010.  The weighted average yield decreased between the two periods due to purchases of MBS at a lower average yield than the existing portfolio between the two periods, repayments on MBS with yields higher than the existing portfolio, and adjustable-rate securities repricing to lower market rates.

Interest expense decreased $7.7 million, or 16.5%, to $39.5 million for the current quarter, from $47.2 million for the prior year period.  The decrease in interest expense was due primarily to a decrease in interest expense on deposits and other borrowings.  The $4.6 million, or 26.4%, decrease in interest expense on deposits was due primarily to a decrease of 44 basis points in the average rate paid on the certificate of deposit portfolio, from 2.21% for the prior year quarter to 1.77% for the current year quarter, as the portfolio continued to reprice to lower market rates, and a $187.3 million decrease in the average balance of the certificate of deposit portfolio.  The decrease in the average balance was primarily in medium and short-term certificates, partially offset by an increase in long-term certificates, as management competitively priced our longer term certificates in order to lengthen the weighted average maturity of the retail certificate of deposit portfolio in this lower rate environment.  Additionally, there was an increase in the money market portfolio, as some maturing certificates were reinvested into the money market portfolio.  The $2.4 million, or 35.7%, decrease in interest expense on other borrowings was primarily due to a $234.6 million decrease in the average balance.  Between periods, $250.0 million of repurchase agreements matured and were not replaced, $175.0 million of which were repaid with FHLB advances.  Additionally, the Junior Subordinated Deferrable Interest Debentures of $53.6 million were repaid.  Interest expense on FHLB advances decreased $792 thousand, or 3.4%, due to a decrease of 29 basis points in the average rate paid, from 3.91% for the prior year quarter to 3.62% for the current quarter, partially offset by an increase of $96.9 million in the average balance of FHLB advances. The decrease in the average rate was due to $350.0 million of new advances with a weighted average rate of 1.41% and to the maturity of $176.0 million of advance at a weighted average rate of 4.53%.  See additional information regarding borrowing activity under “Financial Condition - Liabilities.”

The Bank recorded a provision for credit losses of $540 thousand during the quarter ended December 31, 2011, compared to a provision of $650 thousand for the quarter ended December 31, 2010.  The provision recorded in the current quarter was primarily a result of an increase in historical losses in the formula analysis model related to purchased loans, and partially to changing the time periods used for certain factors in the formula analysis model to incorporate more recent data trends in the model.

Total other expenses for the quarter ended December 31, 2011 were $22.1 million, compared to $63.3 million in the prior year period.  The $41.2 million, or 65.2%, decrease was due to a $40.0 million cash contribution to the Foundation in connection with the corporate reorganization in the prior year quarter.  Other expenses, net decreased $1.3 million, or 31.5%, primarily due to an impairment and valuation allowance taken on the mortgage-servicing rights asset in the prior year quarter and a decrease in expenses related to REO operations, partially offset by an increase in expenses related to our low-income housing partnerships.

Income tax expense for the quarter ended December 31, 2011 was $10.1 million compared to income tax benefit of $6.4 million for the prior year period.  The increase in income tax expense between the periods was primarily a result of the $40.0 million contribution to the Foundation, which resulted in $14.0 million of income tax benefit.  The effective tax rate for the current quarter was 35.0% compared to 36.3% in the prior year quarter.  The decrease in the effective tax rate between periods was due to pre-tax loss in the prior year quarter compared to pre-tax income in the current quarter.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	December 31,
	2011	2010
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,675	$65,943
MBS	18,373	15,440
Investment securities	4,637	4,775
Capital stock of FHLB	1,091	902
Cash and cash equivalents	51	187
Total interest and dividend income	84,827	87,247
INTEREST EXPENSE:
FHLB advances	22,339	23,131
Deposits	12,787	17,381
Other borrowings	4,327	6,730
Total interest expense	39,453	47,242
NET INTEREST INCOME	45,374	40,005
PROVISION FOR CREDIT LOSSES	540	650
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	44,834	39,355
OTHER INCOME:
Retail fees and charges	4,164	3,943
Loan fees	575	655
Insurance commissions	569	818
Income from bank owned life insurance (“BOLI”)	412	332
Other income, net	432	569
Total other income	6,152	6,317
OTHER EXPENSES:
Salaries and employee benefits	10,587	9,991
Communications, information technology, and occupancy	3,909	3,876
Regulatory and outside services	1,435	1,189
Deposit and loan transaction costs	1,230	1,352
Federal insurance premium	1,092	1,858
Advertising and promotional	910	831
Contribution to Foundation	--	40,000
Other expenses, net	2,904	4,241
Total other expenses	22,067	63,338
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	28,919	(17,666)
INCOME TAX EXPENSE (BENEFIT)	10,130	(6,408)
NET INCOME (LOSS)	$18,789	$(11,258)

Basic earnings (loss) per common share	$0.12	$(0.07)
Diluted earnings (loss) per common share	$0.12	$(0.07)
Dividends declared per public share	$0.18	$0.80

Basic weighted average common shares	161,922,633	165,540,789
Diluted weighted average common shares	161,930,727	165,540,789

  The following is a reconciliation of the basic and diluted earnings per share calculations for the time periods noted.

	For the Three Months Ended
	December 31,
	2011	2010
	(in thousands, except share and per share data)
Net income (loss) (1)	$18,789	$(11,258)

Average common shares outstanding	161,921,133	165,539,517
Average committed ESOP shares outstanding	1,500	1,272
Total basic average common shares outstanding	161,922,633	165,540,789

Effect of dilutive Recognition and
Retention Plan (“RRP”) shares (2)	4,351	--
Effect of dilutive stock options (2)	3,743	--

Total diluted average common shares outstanding	161,930,727	165,540,789

Net earnings (loss) per share:
Basic	$0.12	$(0.07)
Diluted	$0.12	$(0.07)

Antidilutive stock options and RRP, excluded
from the diluted average common shares
outstanding calculation (2)	897,136	--

(1)	Net income available to participating securities (unvested RRP shares) was inconsequential for the three months ended December 31, 2011 and 2010.
(2)
RRP shares totaling 4,753 and options totaling 4,743 which were outstanding at December 31, 2010 were not included in the computation of diluted earnings per share as the effect on earnings per share would be antidilutive, due to the net loss for the three months ended December 31, 2010.

Financial Condition as of December 31, 2011

Assets
Total assets decreased $29.8 million, from $9.45 billion at September 30, 2011 to $9.42 billion at December 31, 2011, due to a $156.4 million decrease in securities, partially offset by a $75.2 million increase in loans receivable.  The decrease in securities was a result of calls and maturities that were not reinvested in their entirety into the securities portfolio.

The net loans receivable portfolio increased $75.2, million, or at an annualized rate of 5.8%, to $5.22 billion at December 31, 2011, from $5.15 billion at September 30, 2011.  The increase in loans receivable was due primarily to an increase in the one- to four-family portfolio as a result of originations and purchases.  During the first quarter of fiscal year 2012, the Bank purchased $63.6 million in one- to four-family correspondent loans, compared to $43.4 million for the quarter ended September 30, 2011.   The Bank also purchased $20.3 million of one- to four-family loans in a bulk package during the first quarter of fiscal year 2012.

The following table presents the principal balance, weighted average credit score, loan-to-value (“LTV”) ratio, and the average principal balance for our one- to four-family loans at the dates presented.  Credit scores are typically updated in the last month of the quarter and are obtained from a nationally recognized consumer rating agency.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal, broker price opinion or automated valuation model.  In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2011
	Principal Balance	Credit Score	LTV	Average Balance
	(Dollars in thousands)
Originated	$4,030,538	763	65%	$124
Correspondent purchases	440,721	760	64	301
Bulk purchases	532,449	740	60	254
	$5,003,708	761	65%	$138

	September 30, 2011
	Principal Balance	Credit Score	LTV	Average Balance
	(Dollars in thousands)
Originated	$3,986,957	763	66%	$123
Correspondent purchases	396,063	759	64	290
Bulk purchases	535,758	740	60	252
	$4,918,778	760	65%	$137

Since March 31, 2010, the Bank has entered into correspondent lending relationships with 13 new correspondent lenders in our local market areas and in states outside of our local market areas.  At December 31, 2011, the Bank had 19 correspondent lending relationships.  Management continues its efforts to expand our network of lending relationships related to our bulk and correspondent purchase programs that would provide mortgage loans in selected geographic locations that adhere to the Bank’s underwriting standards.

The following table presents the activity in our one- to four-family loan portfolio for the periods presented, excluding endorsement activity, during the quarter ended December 31, 2011.  In an effort to offset the impact of repayments and to retain our customers, the Bank offers existing one- to four-family loan customers whose loans have not been sold to third parties, who have not been delinquent on their contractual loan payments for the previous 12 months and are not currently in bankruptcy, the opportunity, for a fee, to endorse their original loan terms to current loan terms being offered.  This program is also offered to borrowers whose loans we service that were acquired through correspondents.

	Amount	LTV	Credit Score
	(Dollars in thousands)
Originations	$125,192	73%	764
Refinances by Bank customers	93,233	67	774
Correspondent purchases	63,638	66	771
Bulk purchases	20,260	60	763
	$302,323	69%	769

The following table presents annualized prepayment speeds for the quarter ended December 31, 2011 of our fixed-rate one- to four-family loan portfolio, including our fixed-rate one- to four-family construction and non-performing loans.  Loan refinances are considered a prepayment and are included in the prepayment speeds presented below.  The annualized prepayment speeds are presented with and without endorsements.

		Prepayment Speed (annualized)
	Principal	Including	Excluding
Original Term	Balance	Endorsements	Endorsements
	(Dollars in thousands)
15 years or less	$1,058,354	39.82%	16.89%
More than 15 years	3,136,195	46.54	12.22
	$4,194,549	44.85%	13.40%

The following table presents the principal balance of delinquent and non-performing loans, REO, non-performing assets and related ratios as of the dates presented.  The balance of delinquent and non-performing loans continues to remain at historically high levels for the Bank due to persistently elevated levels of unemployment coupled with declines in real estate activity and property values, particularly in some of the states in which we have purchased loans.

	December 31, 2011	September 30, 2011
	(Dollars in thousands)
Loans 30-89 days delinquent	$25,707	$26,760
Non-performing loans	28,448	26,507
REO	11,189	11,321
Non-performing loans to total loans	0.54%	0.51%
Non-performing assets to total assets	0.42%	0.40%

Liabilities
Total liabilities decreased $21.5 million, from $7.51 billion at September 30, 2011 to $7.49 billion at December 31, 2011, due primarily to a decrease of $32.9 million in escrow funds due to the payment of real estate taxes and insurance on behalf of our borrowers. The following table presents FHLB advance and repurchase agreement activity for the periods presented.  The rate presented is the contractual rate, and the weighted average maturity (“WAM”) is the remaining weighted average contractual term in months.

	For the Three Months Ended
	December 31, 2011			September 30, 2011			June 30, 2011			March 31, 2011
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.48%	36.02	$3,041,000	3.53%	37.48	$2,966,000	3.55%	38.60	$2,991,000	3.54%	41.23
Maturities and prepayments
FHLB advances	(100,000)	3.94		(76,000)	5.31		--	--		--	--
Repurchase agreements	(150,000)	4.41		(50,000)	3.83		(25,000)	2.79		(25,000)	2.94
New borrowings										--	--	--
FHLB advances (fixed-rate)	250,000	0.84	35.23	--	--	--	100,000	2.82	84.00	--	--	--
Repurchase agreements	--			--	--	--	--	--	--	--	--	--
Ending principal balance	$2,915,000	3.19%	36.10	$2,915,000	3.48%	36.02	$3,041,000	3.53%	37.48	$2,966,000	3.55%	38.60

Stockholders’ equity
Stockholders’ equity decreased $8.2 million, from $1.94 billion at September 30, 2011 to $1.93 billion at December 31, 2011.  The decrease was due primarily to dividends paid of $28.3 million, partially offset by net income of $18.8 million.  The $28.3 million of dividend payments consisted of a quarterly dividend of $12.1 million and a special dividend of $16.2 million related to fiscal year 2011 earnings, per the Company’s dividend policy.  The special year-end dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the annual earnings, excluding the contribution to the Foundation, of Capitol Federal Financial, Inc. for the first two fiscal years following the corporate reorganization.  Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company.  On January 24, 2012, the Company declared a quarterly cash dividend of $0.075 per share, which will equate to approximately $12.1 million, payable on February 17, 2012.

On December 21, 2011, the Company announced that the Board of Directors approved the repurchase of up to $193.0 million of the Company’s common stock.  There were no stock repurchases during the current quarter.  This plan has no expiration date.

At the annual meeting held on January 24, 2012, stockholders approved the 2012 Equity Incentive Plan, which will permit the granting of stock options, restricted stock and other equity awards.  No future awards will be made under the 2000 Stock Option and Incentive Plan or the 2000 Recognition and Retention Plan.

The following table presents the balance of stockholders’ equity and related information as of the dates presented.

	December 31, 2011	September 30, 2011
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$1,931,309	$1,939,529
Equity to total assets at end of period	20.5%	20.5%
Bank tangible equity ratio	15.0	15.1

The following table presents a reconciliation of total and net shares outstanding as of December 31, 2011.

Total shares outstanding	167,498,133
Less unallocated ESOP and RRP shares	(5,438,781)
Net shares outstanding	162,059,352

At December 31, 2011, the Company had $195.9 million on deposit with the Bank and $271.8 million in investment securities with a weighted average life (“WAL”) of 0.46 years.  All of the securities are classified as available-for-sale (“AFS”).  The securities have laddered maturities in order to provide cash flows that can be used to pay dividends, repurchase stock, reinvest into higher yielding assets if interest rates rise, or pursue other corporate strategies, as deemed appropriate.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31,	September 30,
	2011	2011
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $148,323 and $105,292)	$170,175	$121,070
Securities:
AFS at estimated fair value (amortized cost of $1,528,191 and $1,443,529)	1,570,730	1,486,439
Held-to-maturity (“HTM”) at amortized cost (estimated fair value of $2,193,944
and $2,434,392)	2,129,417	2,370,117
Loans receivable, net (of allowance for credit losses (“ACL”) of $15,605 and $15,465)	5,224,942	5,149,734
BOLI	56,947	56,534
FHLB stock, at cost	129,503	126,877
Accrued interest receivable	28,285	29,316
Premises and equipment, net	50,383	48,423
REO, net	11,189	11,321
Other assets	49,469	50,968
TOTAL ASSETS	$9,421,040	$9,450,799

LIABILITIES:
Deposits	$4,501,144	$4,495,173
Advances from FHLB, net	2,531,304	2,379,462
Other borrowings	365,000	515,000
Advance payments by borrowers for taxes and insurance	22,285	55,138
Income taxes payable	9,353	2,289
Deferred income tax liabilities, net	20,266	20,447
Accounts payable and accrued expenses	40,379	43,761
Total liabilities	7,489,731	7,511,270

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; none issued	--	--
Common stock ($0.01 par value) 1,400,000,000 shares authorized, 167,498,133 shares issued; 167,498,133 shares outstanding
as of December 31, 2011 and September 30, 2011	1,675	1,675
Additional paid-in capital	1,393,508	1,392,691
Unearned compensation, ESOP	(49,804)	(50,547)
Unearned compensation, RRP	(98)	(124)
Retained earnings	559,577	569,127
Accumulated other comprehensive income (“AOCI”), net of tax	26,451	26,707
Total stockholders’ equity	1,931,309	1,939,529
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,421,040	$9,450,799

Regulatory Capital
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status in accordance with regulatory standards.  As of December 31, 2011, the Bank exceeded all regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at December 31, 2011 based upon regulatory guidelines.
		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tangible equity	15.0%	N/A
Tier 1 (core) capital	15.0%	5.0%
Tier 1 (core) risk-based capital	37.7%	6.0%
Total risk-based capital	38.1%	10.0%

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of December 31, 2011 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,398,724
Unrealized gains on AFS securities	(26,145)
Other	(228)
Total tangible and core capital	1,372,351
ACL (1)	12,107
Total risk-based capital	$1,384,458

(1)
This amount represents the valuation allowances calculated using the formula analysis.  Specific valuation allowances are netted against the related loan balance on the Thrift Financial Report and are therefore not included in this amount.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 45 branch locations in Kansas and Missouri.  Capitol Federal Savings Bank is one of the largest residential lenders in the State of Kansas.  News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in Capitol Federal Financial Inc.’s SEC reports.  Actual results in future periods may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this release.  Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

Loan Portfolio

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and the ACL) as of the dates indicated.

	December 31, 2011			September 30, 2011
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$5,003,708	4.49%	94.7%	$4,918,778	4.65%	94.7%
Multi-family and commercial	52,524	6.15	1.0	57,965	6.13	1.1
Construction	58,869	4.35	1.1	47,368	4.27	0.9
Total real estate loans	5,115,101	4.51	96.8	5,024,111	4.66	96.7

Consumer Loans:
Home equity	160,029	5.46	3.0	164,541	5.48	3.2
Other	7,355	4.89	0.2	7,224	5.10	0.1
Total consumer loans	167,384	5.44	3.2	171,765	5.46	3.3
Total loans receivable	5,282,485	4.53%	100.0%	5,195,876	4.69%	100.0%

Less:
Undisbursed loan funds	33,239			22,531
ACL	15,605			15,465
Discounts/unearned loan fees	20,315			19,093
Premiums/deferred costs	(11,616)			(10,947)
Total loans receivable, net	$5,224,942			$5,149,734

Loan Originations

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity of $341.2 million with a weighted average decrease of 114 basis points.  Loan originations, purchases, and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	December 31, 2011
	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$113,116	3.44%	33.7%
> 15 years	110,831	4.18	33.0
Multi-family and commercial real estate	--	--	--
Home equity	607	7.01	0.2
Other	444	6.87	0.1
Total fixed-rate	224,998	3.82	67.0

Adjustable-Rate:
One- to four-family:
<= 36 months	2,759	2.57	0.8
> 36 months	75,617	3.17	22.5
Multi-family and commercial real estate	13,975	5.00	4.2
Home equity	17,336	4.83	5.2
Other	840	3.28	0.3
Total adjustable-rate	110,527	3.65	33.0

Total originations, refinances and purchases	$335,525	3.77%	100.0%

Purchased and participation loans included above:
Fixed-Rate:
Correspondent - one- to four-family	$44,275	4.04%
Bulk - one- to four-family	392	3.25
Participations - commercial real estate	--	--
Participations - other	133	2.57
Total fixed-rate purchases/participations	44,800	4.03

Adjustable-Rate:
Correspondent - one- to four-family	19,363	3.16
Bulk - one- to four-family	19,868	3.55
Participations - commercial real estate	13,975	5.00
Participations - other	--	--
Total adjustable-rate purchases/participations	53,206	3.79

Total purchased/participation loans	$98,006	3.90%

The following table presents the WAL, which reflects prepayment assumptions, of our one- to four-family loan portfolio, excluding construction and non-performing one- to four-family loans, as of December 31, 2011.
	Principal	Average
Original Term	Balance	WAL (years)
	(Dollars in thousands)
Fixed-Rate	$4,148,691	3.20
Adjustable-Rate	827,096	2.94
	$4,975,788	3.16

Weighted average rate	4.49%
Average remaining contractual term (in years)	21

Asset Quality
In the following asset quality discussion, correspondent purchased loans are included with originated loans and bulk purchased loans are reported as purchased loans.  The following tables present loans delinquent for 30 to 89 days, non-performing loans, and REO at the dates indicated. Non-performing loans are non-accrual loans that are 90 or more days delinquent or are in the process of foreclosure.

	Loans Delinquent for 30 to 89 Days at:
	December 31,		September 30,		June 30,		December 31,
	2011		2011		2011		2010
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Loans 30 to 89 Days Delinquent:	(Dollars in thousands)
One- to four-family:
Originated	169	$18,165	178	$19,710	158	$17,669	181	$20,009
Purchased	40	6,799	34	6,199	38	6,150	35	7,573
Consumer Loans:
Home equity	38	518	43	759	36	837	47	767
Other	12	225	14	92	16	77	24	313
	259	$25,707	269	$26,760	248	$24,733	287	$28,662
30 to 89 days delinquent loans
to total loans receivable, net		0.49%		0.52%		0.48%		0.56%

	Non-Performing Loans and REO at:
	December 31,		September 30,		June 30,		December 31,
	2011		2011		2011		2010
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Non-performing loans:
One- to four-family:
Originated	110	$13,814	106	$12,375	111	$12,023	125	$13,248
Purchased	50	14,106	46	13,749	49	15,637	53	17,176
Multi-family and commercial	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--
Consumer Loans:
Home equity	26	520	21	380	24	322	29	530
Other	5	8	3	3	5	52	8	33
	191	28,448	176	26,507	189	28,034	215	30,987
Non-performing loans as a percentage
of total loans receivable, net		0.54%		0.51%		0.54%		0.61%

REO:
One- to four-family:
Originated (1)	77	6,630	74	6,942	73	6,627	71	7,307
Purchased	11	3,040	12	2,877	16	3,437	19	3,672
Multi-family and commercial	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--
Consumer Loans:
Home equity	2	17	--	--	--	--	--	--
Other	--	--	--	--	--	--	--	--
Other (2)	1	1,502	1	1,502	--	--	--	--
	91	11,189	87	11,321	89	10,064	90	10,979

Total non-performing assets	282	$39,637	263	$37,828	278	$38,098	305	$41,966
Non-performing assets
as a percentage of total assets		0.42%		0.40%		0.40%		0.43%

   (1) Real estate related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

   (2) The $1.5 million property classified as Other REO represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents the activity for the ACL and related ratios at the dates and for the periods indicated.  As permitted by the OTS, the Bank had been establishing SVAs for potential loan loss amounts.  Starting with the March 31, 2012 reporting period, the Bank will be required to file a Call Report with the OCC.  The OCC requirements do not permit SVAs; rather, loan charge-offs are required.  Management will implement a loan charge-off policy during the second quarter of fiscal year 2012 in order to be in compliance with the OCC requirements.  When the charge-off policy is implemented, all SVAs recorded at December 31, 2011 will be charged off.  This will not impact the provision for credit losses, and therefore have no additional income statement impact, as the amounts were expensed in previous periods; however, it will reduce the ACL and related loan balances.  The adjusted ratios in the following table present the ratios as if all SVAs at December 31, 2011, or $3.5 million, would have been charged-off at December 31, 2011.

	For the Three Months Ended December 31,
	2011	2010
	(Dollars in thousands)
Balance at beginning of period	$15,465	$14,892
Charge-offs:
One- to four-family loans--originated	90	73
One- to four-family loans--purchased	304	652
Home equity	--	86
Other consumer loans	6	8
Total charge-offs	400	819
Recoveries	--	--
Net charge-offs	400	819
Provision for credit losses	540	650
Balance at end of period	$15,605	$14,723

Ratio of net charge-offs during the period to average loans
outstanding during the period	0.01%	0.02%
Ratio of net charge-offs during the period to average loans
outstanding during the period – adjusted for SVAs (1)	0.08
Ratio of net charge-offs during the period to
average non-performing assets	1.03	1.95
Ratio of net charge-offs during the period to
average non-performing assets – adjusted for SVAs (1)	10.40

ACL to non-performing loans at period end	54.86	47.51
ACL to non-performing loans at period end – adjusted for SVAs (1)	46.69
ACL to loans receivable, net at period end	0.30	0.29
ACL to loans receivable, net at period end – adjusted for SVAs (1)	0.23

(1)  These ratios are not presented in accordance with GAAP, as they are presented as if the $3.5 million of SVAs at December 31, 2011 would have been charged-off at December 31, 2011.  Management believes it is important to present the non-GAAP ratios due to the significance of those charge-offs to these ratios given that the SVAs will be charged off during the second quarter of fiscal year 2012.

Securities Portfolio

The following table reflects the amortized cost, estimated fair value, and gross unrealized gains and losses of AFS and HTM securities at December 31, 2011.  The majority of the MBS and investment portfolios are composed of securities issued by U.S. government-sponsored enterprises (“GSEs”).

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
GSE debentures	$879,175	$3,264	$111	$882,328
Municipal bonds	2,450	117	--	2,567
Trust preferred securities	3,547	--	545	3,002
MBS	643,019	39,814	--	682,833
	1,528,191	43,195	656	1,570,730
HTM:
GSE debentures	349,922	1,498	--	351,420
Municipal bonds	56,643	2,130	--	58,773
MBS	1,722,852	61,092	193	1,783,751
	2,129,417	64,720	193	2,193,944
	$3,657,608	$107,915	$849	$3,764,674

The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  The WAL is the estimated remaining maturity (in years) after projected prepayment speeds and projected call option assumptions have been applied.  Yields on tax-exempt securities are not calculated on a taxable equivalent basis.

	December 31, 2011			September 30, 2011
	Balance	Yield	WAL	Balance	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,490,889	3.23%	3.60	$1,476,660	3.51%	4.23
GSE debentures	1,229,098	1.16	0.85	1,380,028	1.09	0.86
Municipal bonds	59,091	3.01	2.07	59,622	3.02	2.29
Total fixed-rate securities	2,779,078	2.31	2.35	2,916,310	2.36	2.59

Adjustable-rate securities:
MBS	874,983	2.87	7.45	893,655	2.85	7.07
Trust preferred securities	3,547	1.80	25.48	3,681	1.60	25.73
Total adjustable-rate securities	878,530	2.87	7.52	897,336	2.85	7.17
Total securities portfolio, at amortized cost	$3,657,608	2.44%	3.59	$3,813,646	2.47%	3.67

Deposit Portfolio

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market and certificates at the dates presented.

	December 31, 2011			September 30, 2011
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)

Checking	$574,854	0.08%	12.8%	$551,632	0.08%	12.3%
Savings	252,223	0.15	5.6	253,184	0.41	5.6
Money market	1,090,510	0.35	24.2	1,066,065	0.35	23.7
Certificates of deposit less than $100,000	1,702,129	1.75	37.8	1,741,485	1.91	38.8
Certificates of deposit of $100,000 or more	881,428	1.65	19.6	882,807	1.80	19.6
	$4,501,144	1.09%	100.0%	$4,495,173	1.21%	100.0%

As of December 31, 2011, certificates of deposit mature as follows:

	Amount Due
		More than	More than
	1 year	1 year to	2 to 3	More than
	or less	2 years	years	3 years	Total
	(Dollars in thousands)

0.00 – 0.99%	$377,575	$130,509	$10,411	$--	$518,495
1.00 – 1.99%	631,158	149,853	178,125	97,099	1,056,235
2.00 – 2.99%	73,336	181,852	195,163	279,079	729,430
3.00 – 3.99%	162,761	70,505	15,449	7,775	256,490
4.00 – 4.99%	19,646	2,652	301	308	22,907
	$1,264,476	$535,371	$399,449	$384,261	$2,583,557

Weighted average rate	1.38%	1.82%	2.05%	2.33%	1.71%

Weighted average maturity (in years)	0.45	1.44	2.57	3.68	1.46

Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.47

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements as of December 31, 2011.  The balance of FHLB advances excludes the deferred gain on the terminated interest rate swaps and the deferred prepayment penalty.

			Weighted	Weighted
	FHLB	Repurchase	Average	Average
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate (1)
	(Dollars in thousands)
2012	$250,000	$--	3.12%	3.12%
2013	525,000	145,000	3.74	4.00
2014	450,000	100,000	3.33	3.96
2015	450,000	20,000	2.08	2.40
2016	275,000	--	3.86	4.39
2017	400,000	--	3.17	3.21
2018	200,000	100,000	2.90	2.90
	$2,550,000	$365,000	3.19%	3.47%

Weighted average maturity (in years)				3.01

(1)  The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.

The following table presents the maturity of borrowings and certificates of deposit for the next four quarters as of December 31, 2011.

		Weighted		Weighted		Weighted
		Average		Average		Average
Maturity by	Borrowings	Contractual	Certificate	Contractual		Contractual
Quarter End	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2012	$150,000	2.35%	$413,949	1.34%	$563,949	1.61%
June 30, 2012	--	--	307,562	1.63	307,562	1.63
September 30, 2012	100,000	4.27	293,614	1.39	393,614	2.12
December 31, 2012	100,000	3.06	249,351	1.12	349,351	1.68
	$350,000	3.10%	$1,264,476	1.38%	$1,614,476	1.75%

Average Rates and Lives

The following table presents the weighted average rates and WAL (in years) of our assets and liabilities at the periods presented.

	December 31, 2011			September 30, 2011
	Amount	Yield/Rate	WAL	Amount	Yield/Rate	WAL
	(Dollars in thousands)
Investment securities (1)	$1,294,462	1.25%	0.99	$1,444,480	1.17%	1.00
MBS (1)	2,405,685	3.10	5.03	2,412,076	3.26	5.31
Loans receivable (2)	5,282,485	4.71	3.11	5,195,876	4.87	3.52
Transactional deposits (3)	1,917,587	0.24	6.83	1,870,881	0.28	6.91
Certificates of deposit	2,583,557	1.71	1.46	2,624,292	1.87	1.37
Borrowings (4)	2,915,000	3.19	3.01	2,915,000	3.48	3.00

(1) The WAL of investment securities and MBS is the estimated remaining maturity after projected prepayment speeds and projected call option assumptions have been applied.
(2)  The WAL of the loans receivable portfolio is derived from a proprietary interest rate risk model, which takes into account prepayment speeds.
(3)  The WAL of transactional (checking, savings, and money market) deposits is derived from a proprietary interest rate risk model and based upon historical analysis of decay rates on deposit accounts.
(4)  Rate presented is contractual rate.

Average Balance Sheet
The following tables present the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at December 31, 2011.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates. Yields on tax-exempt securities were not calculated on a tax-equivalent basis.
	At	For the Three Months Ended
	December 31, 2011	December 31, 2011			December 31, 2010
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	4.71%	$5,191,834	$60,675	4.67%	$5,137,410	$65,943	5.13%
MBS (2)	3.10	2,381,545	18,373	3.09	1,603,313	15,440	3.85
Investment securities (2)(3)	1.25	1,389,228	4,637	1.34	1,349,664	4,775	1.42
Capital stock of FHLB	3.47	126,491	1,091	3.42	120,876	902	2.96
Cash and cash equivalents	0.25	83,148	51	0.24	302,015	187	0.25
Total interest-earning assets (1) (2)	3.72	9,172,246	84,827	3.70	8,513,278	87,247	4.10
Other noninterest-earning assets		230,366			240,303
Total assets		$9,402,612			$8,753,581

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.08%	$535,058	$107	0.08%	$491,149	$115	0.09%
Savings	0.15	252,626	150	0.24	235,329	319	0.54
Money market	0.35	1,075,119	945	0.35	965,449	1,445	0.59
Certificates	1.71	2,594,016	11,585	1.77	2,781,305	15,502	2.21
Total deposits	1.09	4,456,819	12,787	1.14	4,473,232	17,381	1.54
FHLB advances (4)	3.10	2,447,129	22,339	3.62	2,348,973	23,131	3.91
Repurchase agreements	3.83	434,022	4,327	3.90	615,000	6,311	4.02
Other borrowings	--	--	--	--	53,609	419	3.05
Total borrowings	3.19	2,881,151	26,666	3.66	3,017,582	29,861	3.92
Total interest-bearing liabilities	1.91	7,337,970	39,453	2.13	7,490,814	47,242	2.50
Other noninterest-bearing liabilities		123,889			173,636
Stockholders’ equity		1,940,753			1,089,131
Total liabilities and stockholders’ equity		$9,402,612			$8,753,581

						(Continued)

	At	For the Three Months Ended
	December 31, 2011	December 31, 2011			December 31, 2010
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
		(Dollars in thousands)

Net interest income (5)			$45,374			$40,005
Net interest rate spread (6)	1.81%			1.57%			1.60%
Net interest-earning assets		$1,834,276			$1,022,464
Net interest margin (7)				1.98			1.88
Ratio of interest-earning assets
to interest-bearing liabilities				1.25			1.14

Selected performance ratios:
Return on average assets (annualized)				0.80%			(0.51	) %
Return on average equity (annualized)				3.87			(4.13)
Average equity to average assets				20.64			12.44
Operating expense ratio				0.94			2.89
Efficiency ratio				42.83			136.73
                                                                     (Concluded)
(1)  Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balances include loans held-for-sale (“LHFS”).

(2)  MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)  The average balance of investment securities includes an average balance of nontaxable securities of $58.8 million and $68.4 million for the quarters ended December 31, 2011 and December 31, 2010, respectively.

(4)  The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest income represents the difference between interest income earned on interest-earning assets, such as loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets.

	For the Three Months Ended
	December 31, 2011			September 30, 2011
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$5,191,834	$60,675	4.67%	$5,168,560	$62,019	4.80%
MBS (2)	2,381,545	18,373	3.09	2,326,183	18,953	3.26
Investment securities (2)(3)	1,389,228	4,637	1.34	1,534,364	4,456	1.16
Capital stock of FHLB	126,491	1,091	3.42	125,809	1,081	3.41
Cash and cash equivalents	83,148	51	0.24	137,114	85	0.25
Total interest-earning assets	9,172,246	84,827	3.70	9,292,030	86,594	3.73
Other noninterest-earning assets	230,366			235,016
Total assets	$9,402,612			$9,527,046

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$535,058	$107	0.08%	$530,779	$110	0.08%
Savings	252,626	150	0.24	254,515	282	0.44
Money market	1,075,119	945	0.35	1,063,417	1,112	0.41
Certificates	2,594,016	11,585	1.77	2,672,814	13,098	1.94
Total deposits	4,456,819	12,787	1.14	4,521,525	14,602	1.28
FHLB advances (4)	2,447,129	22,339	3.62	2,414,028	22,660	3.72
Repurchase agreements	434,022	4,327	3.90	536,468	5,467	3.99
Total borrowings	2,881,151	26,666	3.66	2,950,496	28,127	3.77
Total interest-bearing liabilities	7,337,970	39,453	2.13	7,472,021	42,729	2.26
Other noninterest-bearing liabilities	123,889			113,391
Stockholders’ equity	1,940,753			1,941,634
Total liabilities and stockholders’ equity	$9,402,612			$9,527,046

Net interest income (5)		$45,374			$43,865
Net interest rate spread (6)			1.57%			1.47%
Net interest-earning assets	$1,834,276			$1,820,009
Net interest margin (7)			1.98			1.89
Ratio of interest-earning assets
to interest-bearing liabilities			1.25			1.24

Selected performance ratios:
Return on average assets (annualized)			0.80%			0.70%
Return on average equity (annualized)			3.87			3.45
Average equity to average assets			20.64			20.38
Operating expense ratio			0.94			0.97
Efficiency ratio			42.83			45.77

(1) Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage LHFS.

(2) MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3) The average balance of investment securities includes an average balance of nontaxable securities of $58.8 million and $59.8 million for the quarters ended December 31, 2011 and September 30, 2011, respectively.

(4) The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest income represents the difference between interest income earned on interest-earning assets, such as loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets.